Exhibit 99.2
PICO HOLDINGS, INC.
NOMINATING COMMITTEE
CHARTER
     The Nominating Committee of PICO Holdings, Inc. will meet at least one (1) time per year, in advance of the Company’s Annual Meeting of Shareholders. The purpose of the Nominating Committee will be to identify, review, evaluate, and select candidates to be nominated for election to the Company’s Board of Directors.
     The Nominating Committee does not believe the identification, review, evaluation, and selection of candidates can be reduced to a precise formula and involves a degree of subjectivity. However, in identifying, reviewing, evaluating and selecting candidates, the Nominating Committee will consider the following factors:
(a) Business Experience
(b) Academic credentials
(c) Inter-personal skills
(d) Ability to understand the Company’s business
(e) Understanding of the responsibilities of being a Director of a publicly held company
(f) Corporate experience
(g) Experience as a Director on other Boards of Directors
(h) Potential for contributing to the Company’s success
     The Nominating Committee will consider candidates recommended by shareholders. Such nominations from shareholders must be submitted in writing to the Company’s Secretary along with the candidate’s resume and any other information the proposing shareholder would like to put before the Committee. The Secretary shall immediately send such material to the Committee’s Chairman. Such candidates nominated by shareholders shall be evaluated by the Committee using the same standards as for a Committee-nominated candidate.
     The Committee has sole authority to retain and terminate a search firm used to identify Director candidates, including sole authority to approve the search firm’s fees and terms of retention.
     The Committee shall conduct an annual evaluation of its performance.

     The Committee shall review and update as appropriate the Committee’s Charter at least annually.
     If the Nominating Committee is not comprised entirely of independent Directors, the Committee’s recommended candidates shall be approved by a majority of the Company’s independent Directors.